Exhibit 99.1

Niska Gas Storage Partners LLC Announces Filing of Form 10-K for the Year Ended March 31, 2015 and Fourth Quarter and Annual Financial Results for Fiscal 2015

RADNOR, PENNSYLVANIA — June 12, 2015 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) announced today that it has filed its Annual Report on Form 10-K for the year ended March 31, 2015 with the United States Securities and Exchange Commission.  The Company also reported its financial results for its fiscal year and quarter ended March 31, 2015 and confirmed the continued suspension of the distribution on its common units for the fiscal quarter ended March 31, 2015.

Financial Results

Niska’s Adjusted EBITDA (as defined below) for the year ended March 31, 2015 was $66.7 million, compared to $140.0 million for the year ended March 31, 2014.  Cash Available for Distribution was $14.1 million in fiscal 2015 compared to $75.0 million in fiscal 2014.  Adjusted EBITDA and Cash Available for Distribution for the fiscal year ended March 31, 2015 include benefits from previous inventory write-downs of $23.1 million. Excluding these benefits, Adjusted EBITDA and Cash Available for Distribution in fiscal 2015 would have been $43.6 million and negative $9.0 million, respectively.  In addition, results for the fiscal year ended March 31, 2015 include the previously disclosed one-time recognition of $26.0 million in revenues related to the termination and renegotiation of a long-term contract.  Excluding this one-time payment, Adjusted EBITDA and Cash Available for Distribution would have been further reduced by $26.0 million.  The Company’s Fixed Charge Coverage Ratio (“FCCR”), which is included in its debt agreements and measures Adjusted EBITDA compared to fixed charges (substantially all of which is interest expense), was 1.3 to 1.0 for the year ended March 31, 2015.

Adjusted EBITDA and Cash Available for Distribution were $18.7 million and $4.6 million, respectively, for the three months ended March 31, 2015, compared to $55.5 million and $39.3 million, respectively, for the three months ended March 31, 2014.  Excluding benefits of previous inventory write-downs of $14.3 million recognized in the fourth quarter of the current year, Adjusted EBITDA and Cash Available for Distribution in the three months ended March 31, 2015 would have been $4.4 million and negative $9.7 million, respectively.

Niska’s net loss for the fiscal year ended March 31, 2015 was $350.7 million ($9.34 per common unit), compared to a net loss of $9.0 million ($0.25 per common unit) for the fiscal year ended March 31, 2014.  Niska’s net loss for the three months ended March 31, 2015 was $43.2 million ($1.12 per common unit) compared to net earnings of $4.3 million ($0.12 per common unit) in the same period last year.

In addition, results for year ended March 31, 2015 included the following:

•                  A non-cash write-down of the Company’s recorded goodwill of $245.6 million.  A continued narrow seasonal spread environment and low levels of natural gas market volatility triggered the requirement to perform an impairment test at December 31, 2014.  As a result of this test the Company determined that its goodwill was fully impaired as of that date.

•                  Depreciation charges for cushion gas migration totaling $64.7 million for year ended March 31, 2015.  After experiencing unprecedented deliverability requirements throughout the quarter ended March 31, 2014, an evaluation of facility performance, cycling capabilities, and costs associated with maintaining those capabilities going forward was undertaken.  We have determined that approximately 6.2 Bcf of cushion gas, with a book cost of $9.85 per mmbtu, has migrated at our AECO facilities and is no longer providing effective pressure support.  The Company estimates that future migration could be approximately 2.0 Bcf per year, and that future maintenance capital necessary to replace migrated cushion gas could be approximately $6.0 million — $10.0 million annually.

•                  Inventory impairment charges of $63.8 million, including $21.6 million recognized in the quarter ended March 31, 2015.  Operational needs for temporary reservoir support resulted in the purchase of proprietary inventory at prices above the future hedged settlement value. In addition, a decline in natural gas prices resulted in the recognition of gains on financial hedges positioned in the quarter ended March 31, 2015 without the physical flow of the associated gas.  The natural gas was re-hedged at new, lower values, which resulted in the weighted average cost of the Company’s natural gas inventory exceeding its associated hedged market value.

A copy of the Form 10-K can be found on Niska’s website, www.niskapartners.com under “Investor Relations-SEC Filings.”  Niska unitholders may receive hard copies of these documents free of charge upon request by emailing ir@niskapartners.com or by calling 403-513-8600.

Distribution

Niska’s Board of Directors has determined that a continued suspension of its quarterly distribution is appropriate and, accordingly, no distribution will be paid with respect to the fiscal quarter ended March 31, 2015.

Earnings Call

Niska will host a conference call detailing its quarterly results on Monday, June 15, 2015 at 10:00 a.m. Eastern (9:00 a.m. Central). This call will be webcast by NASDAQ OMX and can be accessed through Niska’s website at www.niskapartners.com. If you are unable to participate in the webcast, you may access the live conference call by dialing the following numbers:

Primary Dial-In:	1-877-820-1350

Secondary Dial-In:	1-707-294-1298

Access Code:	64708806

A telephonic replay can be accessed from 1:00 p.m. Eastern, June 15, 2015 until 11:59 p.m. Eastern, June 29, 2015, at the following numbers:

Primary Dial-In:	1-855-859-2056

Secondary Dial-In:	1-404-537-3406

Access Code:	64708806

In addition, an electronic replay and PDF transcript will be available on the Niska website in the Investor Center section under the Presentations & Webcasts tab.

About Niska

Niska is a growth-oriented midstream natural gas services provider with operations focused on owning, operating, developing and acquiring midstream energy assets in the United States and Canada.  We are currently the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions.  Niska owns and operates three natural gas storage facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. We also contract for natural gas storage capacity in the U.S. Mid-continent.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services which could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties that are unknown or unpredictable could also have a materially adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission.  Actual results and future events could differ materially from those anticipated in such statements.  Niska undertakes no obligation, and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

*****

Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, non-cash compensation expense, gains and losses on disposal of assets, inventory impairment write-downs, asset impairment (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid (or recovered), maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings.  For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management.  Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

Niska Gas Storage Investor Contact:

Sarah Steel —Director, Investor Relations - 403-513-8600

ir@niskapartners.com

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(in thousands of U.S. dollars, except for per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
REVENUES
Fee-based revenue	$18,325	$40,203	$92,340	$135,356
Optimization, net	(25,192)	47,294	5,979	72,040
	(6,867)	87,497	98,319	207,396
EXPENSES (INCOME)
Operating	6,778	13,087	39,230	40,834
General and administrative	6,325	9,768	26,833	39,937
Depreciation and amortization	9,593	10,137	117,323	41,286
Interest	13,107	16,597	51,336	66,315
Impairment of goodwill	—	—	245,604	—
Loss on extinguishment of debt	—	36,697	—	36,697
Gain on disposal of assets	—	—	(64)	—
Foreign exchange losses	347	577	380	1,182
Other (income) expenses	(7)	(1)	(11)	358
	36,143	86,862	480,631	226,609

EARNINGS (LOSS) BEFORE INCOME TAXES	(43,010)	635	(382,312)	(19,213)

Income tax (benefit) expense	219	(3,695)	(31,656)	(10,256)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(43,229)	$4,330	$(350,656)	$(8,957)

Net earnings (loss) allocated to:

Managing member	$(778)	$86	$(6,352)	$(171)
Common unitholders	$(42,451)	$4,244	$(344,304)	$(8,786)

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$(1.12)	$0.12	$(9.34)	$(0.25)

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Reconciliation of Net Earnings to Adjusted EBITDA and Cash Available for Distribution:
Net earnings (loss)	$(43,229)	$4,330	$(350,656)	$(8,957)
Add (deduct):
Interest	13,107	16,597	51,336	66,315
Income tax (benefit)	219	(3,695)	(31,656)	(10,256)
Depreciation and amortization	9,593	10,137	117,323	41,286
Non-cash compensation expense	617	—	2,305	—
Unrealized risk management losses (gains)	16,433	(13,715)	(31,694)	8,732
Impairment of goodwill	—	—	245,604	—
Loss on extinguishment of debt	—	36,697	—	36,697
Gain on disposal of assets	—	—	(64)	—
Foreign exchange losses	347	577	380	1,182
Other (income) expense	(7)	(1)	(11)	358
Inventory impairment write-downs	21,600	4,600	63,800	4,600
Adjusted EBITDA	$18,680	$55,527	$66,667	$139,957
Less:
Cash interest expense, net	12,193	15,749	47,684	62,961
Income taxes paid	281	—	50	73
Maintenance capital expenditures	1,604	493	4,844	1,575
Other (income) expense	(7)	(1)	(11)	358
Cash available for distribution	$4,609	$39,286	$14,100	$74,990

Revenue:
Fee-based revenue	18,325	40,203	92,340	135,356
Proprietary optimization:
Realized optimization, net	12,841	38,179	38,085	85,372
Unrealized risk management (losses) gains	(16,433)	13,715	31,694	(8,732)
Inventory impairment write-downs	(21,600)	(4,600)	(63,800)	(4,600)
	(25,192)	47,294	5,979	72,040

Total	$(6,867)	$87,497	$98,319	$207,396

Capital expenditures:
Maintenance	$1,604	$493	$4,844	$1,575
Expansion	30	1,437	540	4,010
Total	$1,634	$1,930	$5,384	$5,585

Operating data:
Effective working gas capacity (Bcf)	250.5	250.5	250.5	250.5

	As of March 31,
	2015	2014
Selected Consolidated Balance Sheet data :
Cash and cash equivalents	$11,699	$7,704
Inventory	$136,295	$75,140
Borrowings under revolving credit facilities	$193,500	$119,500
Total debt excluding revolving credit facilities	$585,926	$587,225
Members’ equity	$185,671	$554,140